EXHIBIT 3


                                      COPY

                  NON-TRANSFERABLE SUBORDINATED PROMISSORY NOTE


$133,413                                                            May 12, 1997


                  FOR VALUE RECEIVED, Lukens Medical Corporation, a Delaware corporation ("Maker"), having an address at 3820 Academy Parkway North, NE, Albuquerque, New Mexico 87109, promises to pay to the order of Treesa Spencer ("Payee"), or assigns, in lawful money of the United States, at such place in the United States as shall be designated in writing by Payee from time to time to Maker, the principal sum of One Hundred Thirty Three Thousand Four Hundred Thirteen Dollars ($133,413) (the "Principal Amount") in twelve (12) equal monthly installments of $11,117.75 each, commencing on July 1, 1997, and as of the first day of each of the next succeeding eleven (11) months, with the entire unpaid balance of the Principal Amount of this Note being due and payable on June 1, 1998, unless sooner due and payable as provided herein. From and after the date hereof, the then outstanding Principal Amount shall bear interest at the Prime Rate (as hereinafter defined) in effect from time to time, all then accrued but unpaid interest being due and payable concurrently with each installment of the Principal Amount as herein provided.

                  For purposes of this Note the term "Prime Rate" as in effect on any given day shall mean the rate announced as of the first business day of the calendar month during which such day falls by Citibank, N.A. as such bank's prime or reference lending rate.

                  This Note was issued pursuant to Section 2.1 of that certain Agreement of Merger and Reorganization (the "Merger Agreement"), among Maker, Payee, PRO-TEC Containers, Inc. and PTC Merger Corp. This Note is non-negotiable.

                  Maker will have the right at any time and from time to time to prepay this Note, in whole or in part, without penalty or premium, but with all accrued interest on the Principal Amount accrued on the date of prepayment.

                  Notwithstanding any provision of this Note to the contrary, the indebtedness evidenced by this Note (including all interest thereon), and all renewals, extensions and modifications thereof and hereof, is and shall remain subordinate and junior in right of payment, to the extent set forth in this Note, to the prior payment in full of all indebtedness (including principal, interest, fees and other charges), and any other obligations, whether direct or contingent, presently existing or hereafter incurred, of the Maker, for money borrowed from, and/or arising out of any credit facilities and/or any loan agreement(s) with, Sunwest Bank of Albuquerque, N.A. ("Bank") and/or to any successor to Bank and/or to any one or more banks or other lending institutions which shall repay a portion or all of the indebtedness or obligations of the Maker to Bank or any such successor in the future, or which otherwise shall become the primary institutional lenders to the Maker, and/or under guaranties from time to time by the Maker of any of such indebtedness or obligations, all as the same may be refinanced, restated, modified or amended from time to time (collectively, "Senior Indebtedness"). No payments of, nor any cancellation, set-off or discharge of, any principal or interest shall be made, given or received hereunder or in respect of the indebtedness evidenced by this Note, nor shall any holder of this Note be entitled to demand or accept payment of any amount due or payable under this Note, whether by acceleration or upon demand by reason of the occurrence of an Event of Default (as hereinafter defined), at maturity, or otherwise, nor shall the holder hereof be entitled to declare an acceleration or demand immediate payment of the indebtedness evidenced by this Note, until the Senior Indebtedness shall have been paid in full, if there shall have occurred and be continuing a default in the payment of principal and/or interest under Senior Indebtedness, or a default under any financial covenant of the Maker under Senior Indebtedness which shall have occurred and be continuing or would occur or exist by reason of such payment under this Note which has not been waived by Bank or the then holder(s) of such Senior Indebtedness. All payments and distributions which would otherwise be payable or deliverable in respect of this Note (but for the terms hereof) shall be paid or delivered directly to the holders of Senior Indebtedness at the time outstanding, ratably, until all such Senior Indebtedness shall have been paid in full. If any payment, distribution or collateral shall be received by any holder of this Note in contravention of any of the terms hereof and before all Senior Indebtedness shall have been paid in full, such payment, distribution or collateral shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness at the time outstanding for application to the payment of all Senior Indebtedness remaining unpaid, ratably, to the extent necessary to pay all such Senior Indebtedness in full. Nothing in this paragraph shall impair or qualify, as among the Maker and the holder hereof, the obligation of the Maker to pay the holder hereof the principal of and interest on this Note when and as due as set forth elsewhere herein, subject, however, to the rights of the holders of Senior Indebtedness, and to the provisions as to subordination, as provided herein.

                  In the event of any liquidation, dissolution or any other winding up of the Maker or in the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy laws, or any other marshalling of the assets or liabilities of the Maker, or any proceeding as to any of the foregoing, (i) Senior Indebtedness shall first be paid in full before the holder of this Note shall be entitled to receive any moneys, dividends or assets in any such proceeding, and (ii) the holder of this Note will at the request of the holders of the Senior Indebtedness file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the Maker in respect of this Note and will hold in trust for the holders of the Senior Indebtedness and pay over to them, in the form received, to be applied to Senior Indebtedness, pro rata, any and all moneys, dividends or other assets, received in any such proceeding on account of this Note, until the Senior Indebtedness shall be paid in full. In the event that the holder of this Note shall fail to take such action requested by the holders of Senior Indebtedness, such holders may, as attorneys-in-fact for the holder of this Note, and are hereby irrevocably authorized by the holder hereof to, take such action on behalf of the holder of this Note as shall be necessary to effect or in furtherance of the provisions of this paragraph, and without limiting the generality of the foregoing:

                       (iii) to enforce claims under this Note either in their own name or the name of the holder hereof by proof of debt, proof of claim, suit or otherwise;

                       (iv) to vote in their sole discretion in connection with any resolution, arrangement, plan of reorganization, compromise, settlement or extension and to take all such other action, including, without limitation, the right to participate in any composition of creditors and the right to vote this Note at creditors' meetings; and

                       (v) to take generally any action in connection with any such proceeding or meeting which the holder hereof might otherwise take.

                  No payment or distribution to the holder of any Senior Indebtedness as contemplated by the provisions of this Note shall entitle the holder hereof to exercise any rights of subrogation in respect thereof until all Senior Indebtedness shall have been paid in full; and, for the purposes of such subrogation, payments or distributions to the holder of any Senior Indebtedness of any cash, property or securities to which the holder hereof would be entitled except for the provisions of this Note shall, as between the Maker and its creditors other than the holders of Senior Indebtedness and the holder hereof, be deemed to be a payment by the Maker to or on account of the Senior Indebtedness, it being understood that the provisions of this Note are for the purpose of defining the relative rights of the holder hereof, on the one hand, and the holders of Senior Indebtedness on the other hand.

                  The holders of the Senior Indebtedness may, at any time and from time to time, without consent of or notice to the holder of this Note and without impairing or releasing any of the rights of the holders of Senior Indebtedness under this Note, effect, consent to and/or permit, and the rights and interests of the holders of the Senior Indebtedness under this Note shall remain in full force and effect irrespective of, any of the following:

                       (i) any change in the terms of the Senior Indebtedness, including the amount, time, place, manner or terms of payment, or any amendment or waiver of any agreement relating to Senior Indebtedness;

                       (ii) any sale, exchange or release of or any other dealing with any property by whomsoever at any time pledged or mortgaged to secure the Senior Indebtedness, other than a provision expressly prohibiting the payment of this Note as a device to avoid the obligation hereunder to make such payment;

                       (iii) any release of anyone liable in any manner for the payment and collection of Senior Indebtedness;

                       (iv) any exercise or refraining from the exercise of any rights against the Maker or others, including the holder of this Note;

                       (v) any application of any funds received by holders of Senior Indebtedness by whomsoever paid or however realized to the Senior Indebtedness; or

                       (vi)  any  other   circumstance   which  might  otherwise
constitute a defense available to any holder hereof as against any holder of Senior Indebtedness.

                  The provisions of this Note as to the rights of the holders of Senior Indebtedness and the obligations of the holder hereof with respect to the Senior Indebtedness shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the holder thereof upon the insolvency, bankruptcy or reorganization of any party hereto or otherwise, all as though such payment had not been made.

                  The holder of this Note, by acceptance of same, absolutely agrees to be bound by all of the provisions hereof relating to the subordination of the indebtedness evidenced by this Note to the Senior Indebtedness and/or the rights of the holders of Senior Indebtedness and the obligations of the holder hereof with respect thereto, in each case for the benefit of the holders of such Senior Indebtedness. Such provisions of this Note shall inure to the benefit of the holders of the Senior Indebtedness and their respective successors and assigns and shall be binding upon the holder hereof and its successors and assigns.

                  An "Event of Default" shall be deemed to have occurred hereunder if and only if (a) the Maker shall fail to make any payment under this Note when due and such failure shall not be cured within 30 days following written notice thereof from the Payee to the Maker; or (b) the Maker shall approve of, consent to or acquiesce in the appointment of a trustee, receiver, liquidator, custodian, sequestrator or similar official (collectively, "Custodians") for itself or substantially all of its assets; or (c) a Custodian shall be appointed for the Maker without its consent, or for substantially all of its assets, and such appointment shall not be terminated or stayed within 90 days; or (d) any voluntary bankruptcy proceeding shall be commenced by the Maker, as debtor; or (e) any involuntary bankruptcy proceeding commenced against the Maker shall not be dismissed or stayed within 90 days or an order for relief is granted against the Maker in such proceeding.

                  If an Event of Default shall occur and be continuing, then the Principal Sum under this Note and all accrued interest thereon, if any, shall, at the election of the Payee, but subject always to the subordination provisions hereof and/or the rights of the holders of Senior Indebtedness and the obligations of the holder hereof with respect thereto, become due and payable immediately, without presentment, notice of dishonor, protest and notice of protest and nonpayment, entitlement to which is hereby waived by the Maker. Payee shall be entitled to recover reasonable attorneys' fees incurred in the collection of the indebtedness evidenced by this Note after the occurrence of an Event of Default.

                      [BALANCE OF PAGE INTENTIONALLY BLANK]

                  This Note may not be changed or terminated orally. This Note shall be governed by the internal laws of the State of New York without regard to principles of conflict of laws. This Note is subject to the provisions of
Section 8.3 of the Merger Agreement.

                                        LUKENS MEDICAL CORPORATION


                                               By:  /s/ Robert S. Huffstodt
                                                    ----------------------------

                                                  Robert S. Huffstodt, President


                                      COPY